EXHIBIT 4.10

                            WORLD DIAGNOSTICS, INC.
                             STOCK OPTION AGREEMENT


     AGREEMENT made as of this ____ day of ________, 2002 ("Option Date"), by and between WORLD DIAGNOSTICS, INC., a Delaware corporation (the "Company"), and ___________________, a ___________ corporation (the "Optionee").

     WHEREAS, the Company wishes to grant to the Optionee options to purchase shares of the Company's stock (the "Stock Options") upon the terms and conditions hereinafter set forth;

     NOW,  THEREFORE, in consideration of the foregoing it is agreed as follows:

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     1.  For  ______  (the "Purchase Price") Optionee shall purchase from the
Company an option to purchase an aggregate of_______ shares of the Company's Common Stock.

     2. Upon payment of the Purchase Price, Optionee shall receive options to purchase ________ shares of the Company's Common Stock exercisable at an option price of $___ per share ("Option Price").

     3. Optionee may purchase ______ shares of Common Stock granted hereunder at any time prior to ______________ (the "Expiration Date"). The option granted hereunder shall expire on the Expiration Date, and upon the expiration of this Agreement Optionee shall no longer have any right to acquire under this Agreement further shares of the Company's stock.

     4. Subject to the provisions of this Agreement, this option may be exercised by written notice to the Company stating the number of shares with respect to which it is being exercised and accompanied by payment of the Option Price (a) in currency, (b) by check, bank draft or cashier's check, or (c) in any other form acceptable to the Company, together with payment of any Federal income or other tax required to be withheld by the Company. As soon as practicable after receipt of such notice and payment, the Company shall, without transfer or issue tax or other incidental expense to the Optionee, deliver to the Optionee at the offices of the Company, or, at the election of the Company, by first -class insured mail addressed to the Optionee at his address shown in the records of the Company, a certificate or certificates for shares of Common Stock.

     5. The Company may postpone the time of delivery of certificates for shares of its Common Stock for such additional time as the Company shall deem necessary or desirable to enable it to comply with the listing requirements of any securities exchange upon which the Common Stock of the Company may be listed, or the requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934 or any rules or regulations of the Securities and Exchange Commission promulgated thereunder or the requirements of applicable state laws relating to authorization, issuance or sale of securities.

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      6.     If  the  Optionee  fails to accept delivery of the shares of Common
Stock of the Company under tender of delivery thereof, his right to exercise this option with respect to such undelivered shares may be terminated.

      7. The Optionee understands that the securities issued or to be issued under the Agreement have not been registered pursuant to the Securities Act of 1933, as amended (the "Act"). The Optionee agrees:

          (i) that the shares of the Company's Common Stock to be acquired by it pursuant to the Plan are being acquired for investment purposes only, and not with a view to, or for resale in connection with, any distribution of said shares within the meaning of the Act; and

          (ii) not to sell or otherwise dispose of the shares of the Company's Common Stock in a manner that would cause issuance or subsequent sale or disposal of such shares to be in violation of the Act; and further agrees to indemnify and exonerate the Company against any loss, damage, liability or expense, including, without limitation, reasonable counsel fees, arising from any distribution of such shares in violation of the Act;

          (iii) to execute any restrictive agreement, in accordance with the terms of this Section 7, requested at any time by the Company; and

          (iv) unless and until it is advised to the contrary in writing by the Company, the shares of the Company's Common Stock shall be subject to, and the stock certificates representing such shares (including shares issued on subsequent transfers, direct or remote, other than those sold to the public in conformity with the Act) will contain the following legend:

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          "The  shares  represented  by  this  Certificate  may  not  be sold or transferred in the absence of an effective registration statement for the shares under the Securities Act of 1933 or an opinion of counsel for the Company that registration is not required under said Act."

     8. As a material inducement to the Company to grant the Option to Optionee, Optionee hereby represents and warrants that: (i) Optionee acknowledges that in purchasing the securities it is relying solely upon the results of its own investigation; (ii) Optionee is an Accredited Investor as the term is defined under the Act; and (iii) Optionee has been afforded the opportunity to ask questions of, and receive answers from the Company and has availed itself of such opportunity to the extent it considers appropriate in order to permit Optionee to evaluate the merits and risks of an investment in the Company.

     9. If and to the extent that the number of issued common shares of the Company shall be increased or reduced by a change in par value, split-up, increase, reclassification, distribution of a dividend payable in shares, or the like, the number of shares subject to option and the option price for them shall be proportionately adjusted. If the Company is reorganized or consolidated or merged with another corporation, Optionee shall be entitled to receive options covering shares of such reorganized consolidated ro merged company in the same proportion at an equivalent price, and subject to the same conditions. The new option or assumption of the old portion shall not give Optionee additional benefits which he did not have under the old option.

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     IN  WITNESS  WHEREOF,  the  parties hereto have caused this Agreement to be executed  as  of  the  day  and  year  first  written  above.

                              COMPANY:
                              World  Diagnostics, Inc., a Delaware corporation
                              _____________________________________
                              By:
                              Its:

(Corporate  Seal)             ATTEST:______________________________



                             OPTIONEE:
                             _______________,  a  __________  corporation

                             _____________________________________
                             By:
                              Its:

                             ATTEST:______________________________